Exhibit 99.1
PACKETEER®, INC. ANNOUNCES FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
CUPERTINO, Calif. — January 25, 2007 — Packeteer®, Inc. (NASDAQ: PKTR), the global leader in high-performance, intelligent WAN Application Delivery, today announced results of operations for the fourth quarter and year ended December 31, 2006.
Net revenues for the fourth quarter 2006 were $43.2 million, compared with $31.9 million for the fourth quarter 2005, an increase of 36%. Net revenues increased sequentially by 20% from the $36.0 million reported in the third quarter 2006. GAAP net income for the fourth quarter 2006 was $1.2 million or $0.03 per diluted share. This compares to fourth quarter 2005 GAAP net income of $9.1 million or $0.26 per diluted share. Net revenues for the year 2006 were $145.6 million, an increase of 29%, compared to $112.9 million for the year 2005. Net income for the year 2006 was $5.3 million or $0.15 per diluted share compared to net income of $19.2 million or $0.55 per diluted share for the year 2005.
Non-GAAP net income for the fourth quarter 2006 was $5.1 million or $0.14 per diluted share, compared to non-GAAP net income for the fourth quarter 2005 of $9.7 million or $0.28 per diluted share. Non-GAAP net income for the year 2006 was $21.6 million or $0.60 per diluted share, compared to non-GAAP net income for the year 2005 of $21.3 million or $0.61 per diluted share. Non-GAAP net income includes adjustments for stock-based compensation, amortization of purchased intangible asset and in-process research and development, net of the related tax impact. See our “Reconciliation of GAAP Net Income to Non-GAAP Net Income” for further information.
The effective tax rate for the year 2006 was 15% and included a $2.4 million increase in income tax reserves relating to transfer pricing exposure, the impact of $1.8 million of in-process research and development, and a $1 million tax benefit resulting from the revision of original estimates of the prior year tax provision upon preparation of the related tax return, partially offset by other adjustments.
Total cash and investments at December 31, 2006 was $76.6 million compared to $72.6 million at September 30. Accounts receivable of $31.7 million at December 31, 2006 represented 68 days sales outstanding (DSO), compared to $22.3 million representing 57 DSO at September 30, 2006. The higher receivable balance and related DSO were primarily due to higher and less linear quarterly revenues, resulting in reported DSO in excess of our target of 55 to 60 days. Total inventories decreased to $4.0 million at December 31, 2006 compared to $5.8 million at September 30, 2006, primarily due to the increase in sales at quarter end.
“We are pleased to again report record quarterly revenues for Packeteer,” said Dave Côté, President and CEO. “The sequential increase of 20% was a stellar quarter, and reflected strong growth in both our iShared and PacketShaper product lines. We see continued, growing market interest in solutions and technologies such as ours. With our plans for a number of new, important products throughout 2007, the improving strength and execution in our organization, and the addition of several point competitors which further increases awareness of the need for WAN optimization, we are extremely excited about our opportunities for further growth in 2007”.

A Conference Call with company management will be held January 25, 2007 at 2:00 pm Pacific Time. The call will be simulcast on the Internet at www.packeteer.com and www.companyboardroom.com. A replay of the call will be available on the website until February 1, 2007. Management’s accompanying script will remain on the website. Additional investor information can be accessed at www.packeteer.com or by calling Packeteer’s Investor Relations Department at (408) 873-4422.
About Packeteer
Packeteer (NASDAQ: PKTR) Packeteer is the global market leader in high-performance, intelligent WAN Application Delivery. With over 60,000 systems deployed at more than 7,000 customers worldwide, Packeteer solutions increase WAN capacity and accelerate and ensure predictable network application performance for all users anywhere in the distributed enterprise. By automatically classifying over 600 applications and protocols and utilizing the most comprehensive network monitoring, QoS, WAFS and acceleration technologies, Packeteer solutions improve business operational efficiency and provide customers with a rapid return on investment. For more information, contact Packeteer via telephone at +1 (408) 873-4400, fax at + 1 (408) 873-4410, or by email at info@packeteer.com, or visit the Company’s website at www.packeteer.com. Packeteer is headquartered in Cupertino, CA.
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Safe Harbor Clause
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, including statements regarding Packeteer’s expectations, beliefs, intentions or strategies regarding the future. Forward-looking statements include, but are not limited to, express or implied statements regarding future revenues, including future revenues related to our recent acquisition of Tacit Networks, revenue growth and profitability, spending levels by existing and prospective customers, the markets for our products, new product development, liquidity and macro economic conditions. We are also subject to general risks associated with our need to successfully integrate the Tacit Networks operations as well as successfully integrate any other acquisitions we complete in the future. All forward-looking statements included in this press release are based upon information available to Packeteer as of the date hereof. Packeteer assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. Actual results may differ materially due to a number of factors including the perceived need for our products, our ability to convince potential customers of our value proposition, the costs of competitive solutions, continued capital spending by prospective customers and macro economic conditions. These and other risks relating to Packeteer’s business are set forth in Packeteer’s Form 10-K filed with the Securities and Exchange Commission on March 16, 2006, and Packeteer’s Form 10-Qs and other reports filed from time to time with the Securities and Exchange Commission.
Packeteer, PacketShaper, PacketShaper Express are trademarks or registered trademarks of Packeteer, Inc. All other products and services are the trademarks of their respective owners.
Investor Contact
David C. Yntema
Chief Financial Officer
408-873-4518
dyntema@packeteer.com

PACKETEER, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Net revenues
Product revenues	$33,174	$24,175	$110,467	$85,590

Service revenues	10,008	7,676	35,156	27,351

Total net revenues	43,182	31,851	145,623	112,941

Cost of revenues
Product costs	8,918	5,599	26,028	19,575
Service	3,199	2,040	10,907	8,163
Amortization of purchased intangible assets	634	400	2,150	1,557

Total cost of revenues	12,751	8,039	39,085	29,295

Gross profit	30,431	23,812	106,538	83,646

Operating expenses:
Research and development	8,594	5,603	30,646	21,778
Sales and marketing (includes amortization of purchased intangible assets of $316 and $0 for the three months ended December 31, 2006 and 2005, and $790 and $0 for the year ended December 31, 2006, respectively)	17,873	10,179	57,889	38,276
General and administrative	4,101	2,193	13,949	7,222
In- process research and development	—	—	1,800	—

Total operating expenses	30,568	17,975	104,284	67,276

Operating income (loss)	(137)	5,837	2,254	16,370

Other income, net	838	1,026	3,932	2,913

Income before provision for income taxes	701	6,863	6,186	19,283

Provision (benefit) for income taxes	(543)	(2,235)	932	125

Net income	$1,244	$9,098	$5,254	$19,158

Basic net income per share	$0.03	$0.27	$0.15	$0.57

Diluted net income per share	$0.03	$0.26	$0.15	$0.55

Shares used in computing basic net income per share	35,725	34,069	34,848	33,823

Shares used in computing diluted net income per share	36,215	34,952	35,740	35,065

Stock-based compensation included in the costs and expense line items:

Product costs	$115	$—	$414	$—
Service costs	203	—	732	—
Research and development	1,367	217	4,372	867
Sales and marketing	1,463	3	5,242	25
General and administrative	937	2	3,037	9

Total amortization of stock-based compensation	$4,085	$222	$13,797	$901

PACKETEER, INC.
RECONCILIATION OF GAAP NET INCOME TO NON-GAAP NET INCOME
(in thousands, except per share amounts)
(unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005

Non-GAAP net income	$5,075	$9,747	$21,621	$21,296

Stock-based compensation from options and employee stock purchase plan	(3,891)	—	(13,311)	—
Stock-based compensation from acquisitions	(194)	(222)	(486)	(901)
Amortization of purchased intangible assets	(950)	(400)	(2,940)	(1,557)
In-process research and development	—	—	(1,800)	—
Tax impact of above (1)	1,204	(27)	2,170	320

GAAP net income	$1,244	$9,098	$5,254	$19,158

Basic non-GAAP net income per share excluding amortization of purchased intangible assets, stock-based compensation and in-process research and development, net of taxes	$0.14	$0.29	$0.62	$0.63

Diluted non-GAAP net income per share excluding amortization of purchased intangible assets and stock-based compensation, net of taxes	$0.14	$0.28	$0.60	$0.61

Shares used in computing basic net income per share	35,725	34,069	34,848	33,823

Shares used in computing diluted net income per share	36,215	34,952	35,740	35,065

(1) The tax impact of items excluded from non-GAAP net income as presented above has been computed by applying our overall effective tax provision rate for the related period to such items.

PACKETEER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	December 31,	December 31,
	2006	2005
Assets:
Cash, cash equivalents and investments	$76,557	$122,677
Accounts receivable, net	31,743	15,759
Inventories	3,957	4,979
Property and equipment, net	3,968	2,681
Other assets	33,482	7,428
Goodwill and other intangible assets, net	69,701	15,133

Total assets	$219,408	$168,657

Liabilities and Stockholders’ Equity

Liabilities:
Accounts payable and accrued liabilities	$29,253	$17,595
Deferred rent and other	179	340
Deferred revenue	29,104	22,115

Total liabilities	58,536	40,050

Stockholders’ equity	160,872	128,607

Total liabilities and stockholders’ equity	$219,408	$168,657

PACKETEER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year ended
	December 31,
	2006	2005

Net cash provided by operating activities	$20,291	$28,933
Net cash used in investing activities	(25,083)	(8,757)
Net cash provided by financing activities	8,210	5,373

Net increase in cash and cash equivalents	3,419	25,549

Cash and cash equivalents at beginning of period	36,221	10,672

Cash and cash equivalents at end of period	39,640	36,221

Investments	36,917	86,456

Total cash, cash equivalents and investments	$76,557	$122,677